ex 10.1



                              SEPARATION AGREEMENT

         THIS SEPARATION AGREEMENT (the "Agreement") is effective as of June 24, 2005 ("Effective Date") by and between DIRECTVIEW, INC., a Nevada corporation (the "Company") and MICHAEL PERRY, an individual resident in the State of New York (the "Perry").

                                    RECITALS:

          A. The Company and Perry are the parties to an Employment Agreement dated as of February 23, 2004 (the "Employment Agreement").

          B. The Company and Perry desire to terminate the Employment Agreement, upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:


         1. Termination of Employment Agreement. Effective on the date set forth above (the "Termination Date") the Employment Agreement is hereby terminated, and shall cease to be of any further force or effect. Termination of the Employment Agreement shall be deemed a termination "without Cause" as defined in
Section 3.1(c) of the Employment Agreement.

2. Resignations. Perry hereby resigns as an officer and/or director of the Company, Meeting Technologies, Inc. and each of their respective subsidiaries and affiliates, effective on the Termination Date.

3. Payments to Perry. Upon delivery to the Company of the items required to be delivered under Section 4 of this Agreement, the Company shall pay to Perry the sum of (a) $2,423.08, representing all compensation due to Perry under the Employment Agreement through the Termination Date, and (b) $970.50, representing all unpaid expense reimbursement due to Perry in connection with his services rendered prior to the Termination Date.

4. Return of Equipment and Other Information. On or before July 8, 2005, Perry shall deliver to the Company, all equipment of the Company currently in the possession or under the control of Perry. Such equipment shall include the equipment identified on Schedule A to this Agreement, as well as any and all other equipment of the Company currently in the possession or under the control of Perry. On or before July 8, 2005, Perry will return to the Company all non-confidential, confidential and/or proprietary information that he received prior to or during the course of his employment by the Company or any of its subsidiaries or affiliates.

5. Relinquishment of Shares. Perry hereby surrenders and relinquishes any and all entitlement to Certificate No. 2672, evidencing 500,000 shares of the Company's common stock (the "Shares") registered in the name of Perry. Perry acknowledges and agrees that he is not entitled to any securities or other payments from the Company in the place and stead of the Shares. Perry agrees to execute such other and further documents as are necessary in order to evidence his relinquishment of the Shares and the right of the Company to cancel the Shares on its books and records.

6. Acknowledgement by Perry. Except as specifically set forth in this Agreement, Perry acknowledges that he is not entitled to any further compensation or other payments, including securities of the Company or any of its subsidiaries or affiliates, under the Employment Agreement through the Termination Date.

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7. Non-Solicitation. Perry hereby agrees that for a period commencing on the date of this Agreement and ending two (2) years from the Termination Date, Perry will not, directly or indirectly, as employee, agent, consultant, principal or otherwise (a) solicit any business from or in any way transact or seek to transact any business with or otherwise seek to influence or alter the relationship between the Company or any of its affiliates with, (i) any person or entity to whom the Company, Meeting Technologies, Inc. or any of their respective affiliates provided business-related services at any time during the two (2) year period preceding the Termination Date, or (ii) any person with whom the Company or any of its affiliates have commenced discussions designed to result in the Company or any of its affiliates providing business-related services in the future, or (b) solicit for employment or other services or otherwise seek to influence or alter the relationship between the Company, Meeting Technologies, Inc. or any of their respective affiliates, of any person who is or was an employee of the Company, Meeting Technologies, Inc. or any of their respective affiliates at any time during the two (2) year period preceding the Termination Date.

8. Mutual Releases.

                  (a) Subject to the performance of this Agreement by the Company, Perry and his heirs, assigns, successors and personal representatives hereby release the Company and each of its officers, directors, subsidiaries, affiliates employees and agents from any and all suits, claims, proceedings, expenses, losses, liabilities and damages that arose, have arisen or may arise under the Employment Agreement.

                  (b) Subject to the performance of this Agreement by Perry, the Company and each of its officers, directors, subsidiaries, affiliates employees and agents hereby release Perry and his heirs, assigns, successors and personal representatives from any and all suits, claims, proceedings, expenses, losses, liabilities and damages that arose, have arisen or may arise under the Employment Agreement.

9. Public Disclosure. The Company shall file a Form 8-K with the United States Securities and Exchange Commission disclosing termination of the Employment Agreement and the provisions of this Agreement. The Company and Perry acknowledge and agree that the circumstances upon which this Agreement has been entered into have not resulted from a disagreement between the Company and Perry as to any matter, and the Form 8-K to be filed will not reflect that this Agreement was the result of any such disagreement. The Company may issue a press release consistent with the information to be included in the Form 8-K. and Perry agree that neither Except as aforesaid, neither party shall make any public disclosure of the existence of this Agreement or the terms and conditions hereof, except as may be required by applicable law. The Company will, directly or indirectly, make or release any disparaging, derogatory or critical comments or information concerning the other to the media or to any third parties.

10. General. This Agreement and the collateral releases executed in connection with the provisions hereof contain the entire agreement among the parties and supercedes all prior agreements with respect thereto. This Agreement shall be governed and construed in accordance with the laws of the State of Florida. The invalidity or unenforceability of any term, paragraph, covenant or other provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any par thereof.

                                                              DIRECTVIEW, INC.



                                                By:      ____________________
                                                         Michele Ralston
                                                         Chairman and Director


                                                         ----------------------
                                                            Michael Perry